EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Systems Corp. Provides Preliminary Results for Third Quarter 2007
CARLSBAD, Calif.— October 3, 2007 — Dot Hill Systems Corp. (NASDAQ:HILL) announced today that based on preliminary results it expects net revenue for the third quarter of 2007 to be in the range of $43 to $46 million. This compares to third quarter 2006 net revenue of $54.8 million and second quarter 2007 net revenue of $56.2 million. These preliminary results are below the company’s previously stated guidance range issued on August 9, 2007 of revenues of $50 to $54 million for the third quarter of 2007. The primary reason for the shortfall is the initially slower than projected product ramp of one of our large OEMs.
The company anticipates gross margins for the third quarter of 2007 in the range of 13 percent to 17 percent which compares to 12.8 percent for the third quarter of 2006 and 12.3 percent for the second quarter of 2007.
Additionally, the company expects to report a net loss for the third quarter of 2007 in the range of $0.06 to $0.11 per fully diluted share, an improvement over the original guidance provided on August 9, 2007 of a net loss of $0.09 to $0.14 per fully diluted share. This compares to a third quarter 2006 net loss of $1.34 per fully diluted share, inclusive of a tax charge of $1.17 per fully diluted share. Excluding this tax charge, the net loss for the third quarter of 2006 would have been $0.17 per fully diluted share. This also compares to a second quarter 2007 net loss of $0.08 per fully diluted share.
The company expects to report cash, cash equivalents and short-term investments to be approximately $90 million. This compares to third quarter 2006 cash, cash equivalents and short-term investments of $108.5 million and second quarter 2007 cash and cash equivalents of $88.4 million.
“Clearly we are not satisfied with the projected top line shortfall,” stated Dana Kammersgard, Dot Hill’s president and chief executive officer. “This underscores the short-term revenue volatility that we have discussed on prior occasions as we ramp new sources of revenue. However, we are very encouraged that we contained operating losses within or better than the originally provided range on lower top line while effectively managing our cash balance and operating expenses. In addition, we believe this demonstrates that we have significantly lowered our breakeven point over the course of the last few quarters.”
Dot Hill is still completing its review of its third quarter 2007 financial results which includes an analysis of the impairment of goodwill. The company will release final results on its regularly scheduled conference call which will take place on November 8, 2007.

About Non-GAAP Financial Measures
This press release contains financial results that exclude the effects of a tax charge, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that this non-GAAP financial measure provides meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP measure should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s net revenue, net loss and gross margin for the third quarter of 2007; Dot Hill’s cash, cash equivalents and short term investments held at the end of the third quarter of 2007; our revenues from and relationships with our OEM customers; and Dot Hill’s near-term and long-term future. Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all; unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed with the SEC by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
###